Exhibit 4.3

JT 13351/2
COPYRIGHT, 1930 BY DWIGHT & M. H. JACKSON CHICAGO PATENT PENDING
NUMBER SHARES
Incorporated under the laws of the State of Delaware
NANOSPHERE, INC.
[ ] Authorized Series C Convertible Preferred Shares $0.01 Par Value Per Share
THIS CERTIFIES THAT is the owner of full paid and non-assessable SHARES OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF NANOSHPERE, INC. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon the surrender of this Certificate properly endorsed.
The corporation will furnish without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the seal of the Corporation, this day of A.D.
Farzana Moinuddin, Secretary
Michael K. McGarrity, President
DWIGHT & M. H. JACKSON 205 W. RANDOLPH STREET DIV OF CORPORATION SUPPLY CO. CHICAGO ILLINOIS 60606